Exhibit 10.2

[EXECUTION ORIGINAL]

EMPLOYMENT AGREEMENT

COMPUTER SOFTWARE INNOVATIONS, INC.

THIS AGREEMENT (this “Agreement”) is made and entered into and shall be effective as of the 1st day of March, 2009, by and between Computer Software Innovations, Inc., a Delaware company (“Company”), and Thomas P. Clinton (“Employee”).

W I T N E S S E T H:

WHEREAS, Company is engaged in a highly competitive business providing software and technology solutions primarily to public sector markets in (the “Business” or “Competitive Business”); and

WHEREAS, Company has expended and will expend a significant amount of time, money and resources to develop its relationships and preserve goodwill with its customers and to develop and maintain its trade secrets and other Confidential Information (as defined below), which, if disclosed or misused, could be harmful to the Business; and

WHEREAS, Employee has agreed to accept employment with Company, and Company desires to employ Employee, who, through access to Company’s trade secrets and other Confidential Information, by close and meaningful contact with Company’s employees and other personnel as well as with various customers, potential customers and vendors, and by efficient and successful management of certain of Company’s internal operations, will increase the value and profitability of Company; and

WHEREAS, if Employee were to leave the Company’s employment, Company, in all fairness, would need certain protections in order to prevent Company’s competitors from gaining an unfair competitive advantage over Company or otherwise diverting customers or goodwill from Company, and to prevent misuse or misappropriation of Company’s trade secrets and other Confidential Information; and

WHEREAS, the Employment Agreement between Employee and Company, dated as of February 11, 2005, expired effective as of the date of this Agreement pursuant to notice from the Company, and Employee and Company wish to enter into this new and separate Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants, promises and agreements herein contained, the employment of Employee by Company in the capacity, for the term and with the compensation and benefits hereinafter provided, including a lump sum payment in the amount of $7,875, less required withholdings and deductions (the “Signing Payment”), and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment.

(a) Company hereby agrees to employ Employee as Senior Vice President of Strategic Relationships and Employee hereby accepts employment with Company, for the purposes and upon the terms and conditions hereinafter set forth, such employment to be subject to the terms and conditions of this Agreement and such rules and regulations as may be established by the Chief Executive Officer (“CEO”) or the Board of Directors of the Company (including any committees thereof, the “Board”) from time to time.

THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER

THE SOUTH CAROLINA UNIFORM ARBITRATION ACT.

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(b) Subject to the control of the CEO and the Board, Employee hereby agrees to perform such services, duties and responsibilities as are set forth in the job description for Company’s Senior Vice President of Strategic Relationships and as are customary for similar positions of a company of similar size engaged in a similar business as Company, and such other services, duties and responsibilities as may be assigned to Employee by the CEO or the Board from time to time. Employee further agrees that throughout Employee’s employment with Company, Employee shall (i) faithfully render such services, duties and responsibilities; (ii) devote Employee’s entire business time, good faith, best efforts, ability, skill and attention to the Business and the promotion of the interests of Company; and (iii) follow and act in accordance with all rules, policies and procedures of Company, including, but not limited to, working hours and such other rules, policies and procedures as may be established by Company from time to time. Employee shall report to the CEO or any other executive designated by the Board from time to time. Employee agrees that during the term (as hereinafter defined “Term”) of the Agreement, he will not pursue any other business interests without the prior written approval of the Company.

2. Term. The term (the “Term”) of Employee’s employment under this Agreement shall commence as of March 1, 2009 and shall continue for a period of three (3) years thereafter, unless sooner terminated pursuant to Section 13 below. Thereafter, this Agreement shall continue for additional, successive one (1) year terms, unless sooner terminated pursuant to Section 13 below.

3. Salary, Benefits and Other Compensation. As compensation for the services and duties to be rendered and performed by Employee hereunder, Company shall pay to Employee the compensation and other benefits set forth below. All compensation received by Employee shall be subject to all applicable federal, state and local withholding taxes and such other employment taxes as are required with respect thereto.

(a) Base Salary. Company shall pay to Employee an annual base salary (“Base Salary”) in the amount of Two Hundred Ten Thousand and no/100 Dollars ($210,000.00), less required tax and related withholdings. Employee’s Base Salary shall be payable in installments in accordance with the regular payroll practices of Company for salaried personnel. The Board may, at its sole option and in its sole discretion, increase Employee’s Base Salary from time to time or at any time during the Term of this Agreement.

(b) Benefits. During the Term the Employee and, to the extent eligible, his dependents, shall be entitled to participate in and receive all benefits under any welfare benefit plans and programs provided by the Company, business travel insurance plans and programs applicable generally to the employees of the Company, retirement plans and programs applicable generally to the employees of the Company, subject, however, to generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. In addition, during the Term the Employee shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect, available generally to the executive officers of the Company and consistent with the generally applicable guidelines determined by the Board.

(c) Automobile Allowance. The Company provides Company vehicles to certain employees, generally those who incur substantial travel in an automobile on Company business. The Company charges those employees who are provided a Company car an amount for the estimated portion of personal use of the Company car on an after tax basis. The vehicle make, model and accessories are chosen by the Company and the employee’s option as to the vehicle they would like to drive is forfeited. In consideration of the Employee’s forfeiting his right to drive his vehicle of choice and Employee’s effort to assist the Company in controlling its travel costs, at any time during the Term, should the Company provide a Company vehicle and the Employee be required or elect to drive the Company vehicle, the Company shall pay to Employee an automobile allowance (the “Automobile Allowance”) based on an annualized amount of Six Thousand and no/100 Dollars ($6,000.00), less required tax and related withholdings. The Automobile Allowance shall be payable in installments in accordance with the regular payroll practices of Company for salaried personnel. The Board may, at its sole option and in its sole discretion, increase the Automobile Allowance from time to time or at any time during the Term of this Agreement.

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(d) Bonus. Employee is entitled to participate in any bonus or other executive compensation plan to be established by the Board, in accordance with its terms, including but not limited to the 2008 Executive Bonus Plan.

(e) Signing Payment. Company shall pay the Signing Payment upon the execution and delivery of this Agreement. The Signing Payment shall only be paid once.

4. Expenses. Company shall pay or reimburse Employee during the Term for all reasonable, ordinary and necessary business expenses incurred in the performance of his services hereunder in accordance with the policies of the Company as are from time to time in effect. The Employee, as a condition to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Employee seeks payment or reimbursement, and any other information or materials reasonably required by such Company policy or as the Company may otherwise from time to time reasonably require.

5. Vacations and Leave. The Employee shall be entitled to that number of vacation days, holidays, sick days and personal days as is consistent with the Company’s policies for similarly situated employees. All vacations and personal leave shall be taken at such times as are mutually agreed upon by Employee and Company.

6. Company Records and Property. Employee shall keep and maintain complete, organized, and up-to-date written records and files concerning any information directly or indirectly related to the Business which is made or compiled by, delivered to, made available to or otherwise obtained by Employee (collectively, “Company Records”). All Company Records (including, without limitation, any standard operating procedures, manuals, sales protocols, statistical information, notebooks, reports, photographs, research, correspondence, data, software, disks, diskettes, CD-ROM’s and other materials) are and shall remain the sole and exclusive property of Company and shall be available to Company at all times. Except to the extent expressly authorized by Company in writing, Employee shall treat all Company Records as Confidential Information (as defined below). Upon termination of Employee’s employment for any reason, whether voluntary or otherwise, or at any other time when Company so requests, Employee shall promptly deliver to Company all Company Records (including all copies thereof) in Employee’s possession and shall certify in writing to Company that Employee has returned all such items. Thereafter, Employee shall not retain or make any further use of such Company Records or any copies, notes (including handwritten notes) or excerpts thereof.

7. Service as Consultant or Expert. Employee agrees not to serve as a consultant or expert, or become retained or employed, directly or indirectly, as a consultant or expert witness in any matter which could involve or concern Confidential Information (as defined below) without the prior written consent of Company. Notwithstanding the above, if a court or other legal body having appropriate jurisdiction orders Employee to testify or otherwise participate in legal proceedings, and such order is not subject to appeal or other form of review, this Agreement shall not prevent Employee from complying with such order; provided that Employee shall not seek or assist in seeking such an order. Upon learning that such an order is or has been sought, and in any event before complying with such an order, Employee shall provide immediate written advance notice to and consult with Company and its counsel.

8. Nondisclosure of Confidential Information.

(a) Employee acknowledges that in and as a result of Employee’s employment by Company, Employee will be privy to Confidential Information of a special and unique nature and value to Company. In view of the foregoing, and as a material

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inducement to Company to enter into this Agreement and to pay to Employee compensation and other benefits stated herein, Employee covenants and agrees that Employee shall not, directly or indirectly, at any time during the period of Employee’s employment, disclose any Confidential Information (defined below in Section 8(c)) to any person, firm, corporation, or other business entity, except as is necessary for the proper performance of Employee’s duties and responsibilities, and only as specifically authorized by Company in accordance with procedures established by Company. Following termination of Employee’s employment with Company for any reason, whether voluntary or otherwise, Employee shall not, directly or indirectly, disclose any Confidential Information of Company to any person or entity other than Company for any reason. During the period of Employee’s employment with Company or thereafter, Employee shall not, directly or indirectly, without the prior written consent of Company, make use of any Confidential Information other than in the performance of his duties in connection with the Business. Employee agrees to take all reasonable steps which are necessary to safeguard the secrecy and confidentiality of, and Company’s proprietary rights to, Company’s Confidential Information. Employee further agrees that the obligation not to disclose Confidential Information of Company continues for as long as such information remains Confidential Information (as defined in Section 8(c) below). Notwithstanding the fact the Confidential Information has become or becomes known or generally available to the public, Employee shall not disclose Company’s relationship to or interest in any such information. Except as otherwise expressly provided herein, the covenants set forth in this Section 8(a) shall be without time or geographical limitation.

(b) Employee agrees to report immediately to Company any attempts by former employees or any other persons to obtain Confidential Information from Employee or from fellow employees.

(c) As used in this Agreement, the term “Confidential Information” shall mean any and all information that is not readily and easily available or generally known to the public by proper means through sources outside Company and that concerns the Company’s business, operations, or affairs, including, without limitation, the following information: information encompassed in the customer files, sales files and personnel files of Company; marketing and pricing data and information, rate schedules, techniques, plans and strategies; business plans and strategies, ideas, research, strategies and plans for future development; business methods, techniques and processes; trade secrets (as defined by Section 39-8-10, et seq., of the South Carolina Code of Laws of 1976, as amended); compilations, projections, designs and estimates; the nature and content of Company’s contracts and proposals; information concerning existing and prospective customers, including the status of negotiations with respect thereto; information concerning existing and prospective business ventures, including the status of negotiations with respect thereto; standard operating procedures, manuals, sales protocols, and statistical information; financial information relating to the assets, liabilities, income, expenses, cash flow and any and all other financial matters of Company and its agents and employees; and the names, identities and details relating to the creditors and debtors of Company. The term “Confidential Information” does not include information which Employee can demonstrate: (i) is or becomes known publicly through no fault of Employee; or (ii) is disclosed to Employee by a party unaffiliated with Company and with the right to disclose, without obligation of confidentiality. If any Confidential Information becomes publicly known or readily accessible through a breach of this Agreement, then for purposes of this Agreement, such Confidential Information shall continue to be treated as Confidential Information, notwithstanding such disclosure.

9. Covenants Against Competition.

(a) Employee acknowledges and agrees that through his employment with Company, Employee has or will receive, become familiar with, and have access to valuable Confidential Information concerning Company’s business, operations and affairs, all of which are and shall continue to be the property of Company. Employee further acknowledges and agrees that the services he is to render to Company are of a special and unusual character with a unique value to Company, the loss of which cannot adequately be

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compensated by damages in an action at law alone. In view of the foregoing, and as a material inducement to Company to enter into this Agreement and to pay to Employee the compensation and other benefits stated herein, Employee covenants and agrees that during the period of Employee’s employment with Company, and for a period of twelve (12) months after termination of Employee’s employment with Company for any reason, whether voluntary or otherwise, Employee shall not, directly or indirectly:

(i) Compete with Company by engaging in any Competitive Business similar to that of Company (other than as a passive investor owning less than a 5% equity interest in a public entity) and working in a management or operations capacity or in a capacity similar to that held by Employee during his employment with Company for such Competitive Business as defined herein including, without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, lender, guarantor or otherwise within the geographic area in which the Company conducts its business at the time of such termination (the “Territory”); or

(ii) Work in a management or operations capacity or in a capacity similar to that held by Employee during his employment with Company, directly or indirectly, as a proprietor, owner, manager, operator, partner, director, officer, employee, consultant, independent contractor or otherwise, for any person or entity which is then engaged in any Competitive Business within the Territory; or

(iii) Engage in any business or activity which requires Employee, or any person or entity employed by him or whom he represents, to provide Confidential Information to any person or entity which is then engaged in any Competitive Business within the Territory.

(b) Employee further covenants and agrees that during the period of Employee’s employment with Company, and for a period of twelve (12) months after termination of Employee’s employment with Company for any reason, whether voluntary or otherwise, Employee shall not, directly or indirectly:

(i) Solicit, influence, contact or deal in any way with any Existing Customer (as defined in Section 9(c) below) of Company for the purpose of (1) providing services or products to such Existing Customer that are competitive with or similar to the services or products provided by Company or the Business; (2) providing services or products to such Existing Customer that are competitive with or similar to future services or products provided or being considered by Company or the Business; or (3) diverting or attempting to divert from Company the business of such Existing Customer;

(ii) Solicit, influence, contact or deal in any way with any Prospective Customer (as defined in Section 9(c) below) of Company for the purpose of (1) providing services or products to such Prospective Customer that are competitive with or similar to the services or products provided by Company or the Business; (2) providing services or products to such Prospective Customer that are competitive with or similar to future services or products provided or being considered by Company; or (3) diverting or attempting to divert from Company the business of such Prospective Customer;

(iii) Consult, solicit, hire, attempt to hire, or encourage any existing employee of Company to accept employment with any person, firm, corporation, or other business entity that competes, directly or indirectly, with Company or in the Business of the same kind or nature as that operated by Company; or

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(iv) Consult, solicit, hire, attempt to hire, or encourage any former employee of Company who, at the time of the termination of Employee’s employment, has been away from Company for less than six (6) months, to accept employment with any person, firm, corporation, or other business entity that competes, directly or indirectly, with Company or the Business or for the sale or provision of services or products of the same kind or nature as those offered for sale by Company.

(c) As used in Section 9(b) above, the term “Existing Customer” shall mean any actual customer of Company that (i) Employee solicits or has contact with during the period of Employee’s employment; or (ii) Employee knows to have been solicited or contacted by or on behalf of Company during the twelve (12) month period prior to the termination of Employee’s employment. The term “Prospective Customer” shall mean any prospective customer of Company that (i) Employee solicits or has contact with during the period of Employee’s employment; (ii) Employee knows to have been solicited or contacted by or on behalf of Company during the twelve (12) month period prior to the termination of Employee’s employment; or (iii) Employee knows to have been so identified in any marketing report, business plan, or other plan or report of Company, regardless of whether such customer consummates or completes a business transaction with Company.

10. Reasonableness of Restrictions. Employee represents and warrants that he has carefully read and considered the provisions of Sections 8 (Nondisclosure of Confidential Information) and 9 (Covenants Against Competition) above, and, having done so, agrees that such restrictions (including, but not limited to, any time periods and/or geographical areas of restriction) are fair and reasonable and are reasonably required for the protection of the interests of Company and its officers, directors, shareholders and other employees. Notwithstanding the foregoing, in the event any of the provisions of Sections 8 (Nondisclosure of Confidential Information) or 9 (Covenants Against Competition) above shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event any of the provisions of Sections 8 (Nondisclosure of Confidential Information) or 9 (Covenants Against Competition) above relating to the time periods, geographic areas and/or related aspects of the restrictions set forth therein shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time periods, geographical areas or other aspects thereof deemed reasonable and enforceable by such court shall become and thereafter be the maximum restriction in such regard, and the restrictions shall remain enforceable to the fullest extent deemed reasonable by such court.

11. Inventions and Non-Disclosure.

(a) Company shall have the sole and exclusive right, title and interest in and to all “Innovations,” which, for the purposes hereof, shall mean all innovations, discoveries, ideas, information, inventions, methods, processes, products, techniques, designs, devices, technology, derivative works, works of authorship, and improvements thereto and physical manifestations thereof (whether or not patentable, protected by copyright, suitable for adoption as trademark or otherwise) that are acquired, conceived, created, developed, or reduced to practice in whole or in part by Employee (either alone or with others) during the course of his employment with Company (including Employee’s employment, if any, by Company or any predecessor entity prior to the date hereof) that (i) relate in any way to the Business, or (ii) result in any way from the performance by Employee of his duties and responsibilities hereunder. Employee shall promptly and fully disclose all Innovations to Company in writing. Except to the extent expressly authorized by Company, Employee shall treat all Innovations as Confidential Information.

(b) Employee agrees to assign and hereby assigns to Company (and/or its designee) all of the Employee’s right, title and interest in and to any and all Innovations. Any and all assignments under this Section 11(b) shall be self-executing. Employee shall,

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at the request of Company and without additional compensation, take such further actions (including, without limitation, the provision of assistance in preparing and prosecuting all applications, registration forms, and other documents relating to the acquisition or maintenance of copyrights, trademarks, service marks, and/or patents in the United States or other countries, and the provision of such other assistance as may be requested by Company in connection with any legal proceedings involving Innovations) and execute and deliver such other and further instruments (including, without limitation, applications, registration forms, and other documents relating to the acquisition or maintenance of copyrights, trademarks, service marks, and/or patents in the United States or other countries) as Company, in its sole discretion, deems necessary to secure, perfect, and maintain Company’s (and/or its designee’s) sole and exclusive right, title, and interest in and to any and all Innovations.

12. Remedies for Breach. Employee acknowledges and agrees that the services Employee has or will render to Company are extraordinary and unique and that, accordingly, the injury Company would suffer in the event of a breach or threatened breach by Employee of this Agreement would be irreparable injury, not adequately compensated by monetary damages alone. Employee therefore agrees that in the event of any breach or threatened or intended breach of this Agreement by Employee, in addition to any other remedies at law or equity available to Company (which in no way are hereby limited), Company shall be entitled to injunctions, both temporary and permanent, enjoining and restraining such breach or threatened or intended breach, and Employee hereby consents to the issuance thereof by any court of competent jurisdiction without bond. Company may further assert such claims as it might have against Employee for actual, incidental, consequential, punitive and other damages resulting from the breach of this Agreement. If Company prevails in whole or in part in any such action, Employee shall be liable to Company for all reasonable costs, expert witness fees, and attorney’s fees that Company incurs in connection with seeking such legal or equitable relief.

13. Termination of Employment.

(a) Termination because of Death or Disability. This Agreement and Employee’s employment with Company will terminate for the following reasons and as described below:

(i) In the event the Employee shall be evaluated by a physician selected by the Employee and a physician selected by the Company as being permanently and totally disabled and unable to perform the essential functions of his duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent performed prior to the commencement of such disability (all such causes being referred to as “disability’) and the Employee shall fail to perform such duties for periods aggregating ninety (90) days (inclusive of non-business days), whether or not continuous, in any continuous period of one hundred and eighty (180) days, the Company shall have the right to terminate the Employee’s employment hereunder as at the end of any calendar month during the continuance of such disability upon at least ten (10) days prior written notice to him. Nothing contained herein is intended to nullify or diminish the Employee’s rights under, and this paragraph 13(a)(i) is subject to, the Americans with Disabilities Act of 1990 and the Family and Medical Leave Act of 1993, as such Acts may be amended from time to time.

(ii) The employment of the Employee with the Company shall terminate on the date of the Employee’s death.

(b) Termination by Employee for Good Reason. This Agreement and Employee’s employment with Company may be terminated by Employee at any time for Good Reason (as hereinafter defined). As used in this Section 13(b), the term “Good Reason” shall mean the occurrence of any of the following conduct of the Company without Employee’s written consent:

(i) the duties and authority of Employee are materially reduced or diminished;

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(ii) a more than de minimus decrease in the value to Employee of Employee’s compensation (other than performance based compensation) and benefits (other than as a result of changes in benefit plans affecting Company’s employees generally) hereunder without his consent which is not cured by the Company within fourteen (14) days after written notice from Employee;

(iii) relocation of Employee’s principal workplace to a location that is more than 50 miles from its current location without Employee’s written consent;

(iv) failure of the Company to make any payment of base salary within fourteen (14) days of when due to Employee; or

(v) Company breaches in any material respect any term of this Agreement not involving the base salary and fails to cure such breach within thirty (30) days of receipt of written notice of such breach from Employee, or such longer period of time as may reasonably be required to cure such breach.

For purposes of the definition of “Good Reason,” any isolated, insubstantial, and inadvertent action not taken in bad faith which is remedied by Company promptly after receipt of written notice thereof from Employee shall not be deemed to be a “Good Reason.”

(c) Termination by Company for Cause. This Agreement and Employee’s employment with Company may be terminated by Company at any time for Cause (as hereinafter defined). As used in this Section 13(c), the term “Cause” shall mean:

(i) the commission by Employee of any act of fraud against, or embezzlement or willful misappropriation from, the Company;

(ii) the commission by Employee of a criminal act or felony or a plea of guilty or nolo contendre to a felony (other than motor vehicle offenses which do not impair Employee’s ability to perform his duties or so-called “strict liability crimes”), provided that the reputation and good will of the Company are materially and negatively affected by such criminal act; provided, however, that the employment and compensation of Employee may be suspended until a final judgment is rendered in Employee’s favor (and such suspension shall not be deemed a termination of employment for the purpose of this Agreement unless and until a judgment is rendered against Employee or Employee enters a plea of guilty or nolo contendre), at which time Employee shall be reinstated in full and shall be paid all suspended compensation normally payable during such suspension period;

(iii) Employee’s gross negligence or gross dereliction of duty in the performance of his or her obligations under this Agreement, except those obligations set forth in Section 8 (Nondisclosure of Confidential Information), Section 9 (Covenants Against Competition), or Section 14 (Contractual Obligations to Former Employers), which continues after written notice from Employer and a thirty (30) day period to cure, provided however, that if the violation is one which by its nature is incapable of being cured, written notice of the violation to the Employee will establish “Cause” under this definition;

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(iv) Employee’s having breached the provisions of Section 8 (Nondisclosure of Confidential Information), Section 9 (Covenants Against Competition), or Section 14 (Contractual Obligations to Former Employers) hereof;

(v) Employee’s habitual use of alcohol interfering with the performance of the Employee’s obligations under this Agreement, or use of illegal drug(s);

(vi) the violation by Employee of a written policy of Company applicable to all Company Employees and/or which has been disclosed to Employee by Company, including but not limited to the Company’s Code of Ethics, which violation continues for thirty (30) days after written notice of violation from Company to Employee, provided however, that if the violation is one which by its nature is incapable of being cured, written notice of the violation to the Employee will establish “Cause” under this definition; or

(vii) the conversion, wrongful disclosure or misappropriation by Employee of (1) intellectual property of the Company as to which the Company has demonstrated to Employee reasonable efforts to maintain confidentiality or (2) of other property of the Company, including material violations of Section 8 (Nondisclosure of Confidential Information), Section 9 (Covenants Against Competition) or Section 14 (Contractual Obligations to Former Employers) hereof.

(d) Termination by Employee for Convenience. During the Term of this Agreement, Employee may terminate this Agreement and his employment for convenience upon not less than sixty (60) days’ prior written notice to the Company.

(e) Termination by Company for Convenience. During the Term of this Agreement, Company may terminate this Agreement and Employee’s employment for convenience upon not less than sixty (60) days’ prior written notice to Employee.

(f) Non-renewal of Agreement by Company. After the initial three (3) year term and after any successive term, this Agreement and the Employee’s employment will not automatically renew for successive one (1) year terms if the Company gives written notice of such non-renewal upon not less than sixty (60) days’ prior written notice to the Employee.

(g) Non-renewal of Agreement by Employee. After the initial three (3) year term and after any successive term, this Agreement and the Employee’s employment will not automatically renew for successive one (1) year terms if the Employee gives written notice of such non-renewal upon not less than sixty (60) days’ prior written notice to the Company.

(h) Accrued Salary and Benefits. Upon the termination or non-renewal of this Agreement and Employee’s employment, accrued salary and benefits will be paid as follows when the termination or non-renewal occurs for the following reasons:

(i) in the event of a termination because of the death or disability of Employee as set forth in Section 13(a), the Employee shall be entitled to receive when otherwise payable, all salary and Automobile Allowance earned but unpaid as of the date of termination; any unpaid reimbursable expenses outstanding as of such date; and any benefits to which the Employee or his beneficiaries may be entitled under the plans and programs described in Sections 3(b) and (d) hereof as determined in accordance with the terms of such plans and programs;

(ii) in the event of a termination by Employee for Good Reason as set forth in Section 13(b), or by the Company for Convenience as set forth in Section 13(e), the Employee shall be entitled to receive when otherwise payable, all salary and Automobile Allowance earned but unpaid as of the date of termination; any unpaid reimbursable expenses outstanding as of

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such date; any benefits to which the Employee or his beneficiaries may be entitled under the plans and programs described in Sections 3(b) and (d) hereof as determined in accordance with the terms of such plans and programs; and one hundred seventy-five (175%) percent of Employee’s Base Salary, less required withholdings and deductions, paid in equal monthly installments for twelve (12) months beginning the month following the date of termination;

(iii) in the event of a termination by Company for Cause as set forth in Section 13(c), or by Employee for Convenience as set forth in Section 13(d), the Employee shall be entitled to receive when otherwise payable, all salary and Automobile Allowance earned but unpaid as of the date of termination; any unpaid reimbursable expenses outstanding as of such date; and any benefits to which the Employee or his beneficiaries may be entitled under the plans and programs described in Sections 3(b) and (d) hereof as determined in accordance with the terms of such plans and programs;

(iv) in the event of a non-renewal of the Agreement by Company as set forth in Section 13(f), the Employee shall be entitled to receive when otherwise payable, all salary and Automobile Allowance earned but unpaid as of the date of termination; any unpaid reimbursable expenses outstanding as of such date; any benefits to which the Employee or his beneficiaries may be entitled under the plans and programs described in Sections 3(b) and (d) hereof as determined in accordance with the terms of such plans and programs; and one hundred seventy-five (175%) percent of Employee’s Base Salary, less required withholdings and deductions, paid in equal monthly installments for twelve (12) months beginning the month following the date of termination; or

(v) in the event of a non-renewal of the Agreement by Employee as set forth in Section 13(g), the Employee shall be entitled to receive when otherwise payable, all salary and Automobile Allowance earned but unpaid as of the date of termination; any unpaid reimbursable expenses outstanding as of such date; any benefits to which the Employee or his beneficiaries may be entitled under the plans and programs described in Sections 3(b) and (d) hereof as determined in accordance with the terms of such plans and programs; seventy-five (75%) percent of Employee’s Base Salary, less required withholdings and deductions, paid in equal monthly installments for twelve (12) months beginning the month following the date of termination.

(i) Survival. The provisions of Sections 6 (Company Records and Property), 8 (Nondisclosure of Confidential Information), 9 (Covenants Against Competition), 10 (Reasonableness of Restrictions), 11 (Inventions and Non-Disclosure), 12 (Remedies), 14 (Contractual Obligations to Former Employers), 15 (Arbitration), and 16 (Miscellaneous) hereof, and any other provisions hereof which by their nature should survive, shall survive any termination of this Agreement.

14. Contractual Obligations to Former Employers. Employee represents and warrants to Company that (a) Employee has not previously assumed or undertaken any obligation to any person, firm, corporation or other business entity inconsistent with Employee’s employment by Company or the performance of Employee’s duties and responsibilities as an employee of Company; (b) Employee’s employment by Company does not violate any previous employment agreement or other contractual obligation of Employee in any way; (c) Employee has not and will not bring with Employee to Company, or use in the performance of Employee’s duties and responsibilities as an employee of Company, any materials, documents or proprietary information of a former employer that are not generally available to the public, unless Employee has obtained express, written authorization from such former employer to do so; and (d) Employee has delivered to Company a true and correct copy of any employment, confidentiality, noncompetition, nonsolicitation, or similar agreement to which Employee is a party with any such former employer that remains or may remain in effect as of the date of this Agreement. Employee hereby agrees to indemnify, defend, and hold harmless Company from and against any and all claims, demands, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) asserted against or incurred by Company, which arise directly or indirectly from, as a result of, or in connection with the non-fulfillment or breach of any of the representations and warranties contained in this Section 14.

/s/ T.P.C.
T.P.C. (initial)

15. Agreement to Arbitrate. Except as otherwise provided in paragraphs 12 or 15(a), the Company and Employee hereby consent to the resolution by private, binding arbitration (not conducted by or through the American Arbitration Association or any similar body) of all claims or controversies for which a court otherwise would be authorized by law to grant relief, in any way arising out of, relating to, or associated with the Employee’s employment with or termination from the Company (“Claims”) in accordance with the provisions of the South Carolina Uniform Arbitration Act, S.C. Code Ann. § 15-48-10 et seq., and the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This clause shall apply to any claim or controversy that the Company may have against the Employee or that the Employee may have against the Company or against its officers, directors, employees, or agents in their capacity as such or otherwise. The Claims covered by this Agreement to Arbitrate include, but are not limited to, Claims for wages or other compensation due; Claims for breach of any contract or covenant, express or implied, except as is excluded in the following paragraph; tort Claims, Claims for wrongful discharge, Claims for discrimination including, but not limited to, discrimination based on race, sex, gender, sexual harassment, religion, national origin, age, marital status, handicap, disability, or medical condition; Claims for benefits, except as excluded in the following paragraph; and any Claims for violation of any federal, state, or other governmental constitution, statute, ordinance, or regulation.

(a) This Agreement to Arbitrate does not apply to or cover Claims for workers compensation benefits or compensation; Claims for unemployment compensation benefits; any Claim of any insured or beneficiary under any insurance policy or annuity contract; Claims by the Company for injunctive and/or other equitable relief for unfair competition, breach of Employee’s covenants not to compete, and/or the use and/or unauthorized disclosure of confidential information, which may be asserted at the option of the Company in arbitration or in litigation in federal or state court; and Claims based upon any pension or benefit plan that contains an arbitration or other non-judicial dispute resolution procedure, in which such case the provision of such plan shall apply.

(b) Any arbitration brought under this Agreement shall be commenced by a party with the serving of a demand for arbitration on the other party. Such private arbitration shall be binding and conducted in accordance with the National Rules for the Resolution of Employment Disputes in effect at the time the arbitration is commenced as published by the American Arbitration Association. Each party agrees that it or he will pay its or his share of costs and its or his own attorney’s fees.

(c) The arbitration shall be conducted in Greenville, South Carolina, before an arbitrator selected in accordance with the above AAA Rules. The decision of the arbitrator shall be final and binding.

16. Miscellaneous.

(a) Recitals Part of Agreement. The recitals on the first page of this Agreement are incorporated herein and made a part of hereof with the same force and effect as if same were herein repeated fully and at length.

(b) Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be effected either by personal delivery, private courier, or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 16(b). Notices delivered personally shall be deemed communicated as of actual receipt. Private courier deliveries or mailed notices shall be deemed communicated as of delivery to a private courier or mailing.

/s/ T.P.C.
T.P.C. (initial)

If to Company:	Computer Software Innovations, Inc.
1661 East Main Street, Suite A Easley, South Carolina 29642
Attention: David B. Dechant, Chief Financial Officer

With a copy to:

William L. Pitman, Esq.
Smith Moore Leatherwood LLP
300 East McBee Avenue, Suite 500 Greenville, South Carolina 29601

If to Employee:	Thomas P. Clinton

or such other address as provided by Employee.

(c) No Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of any rights or remedies such party may have under this Agreement.

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns; provided, however, that the rights and benefits of Employee under this Agreement shall not be assigned by Employee without prior written consent of Company. Company shall have the right to assign its rights and benefits under this Agreement without Employee’s consent.

(e) Amendment. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by Company and Employee.

(f) Governing Law and Venue. This Agreement shall in all respects be subject to and governed by the laws of the State of South Carolina, without reference to its conflicts of law rules. All disputes or claims arising under the Agreement, which are not resolved by arbitration, shall be filed and resolved by a federal or state court in Greenville County, South Carolina. The parties agree to the jurisdiction and venue of the federal or state courts of Greenville County, South Carolina for resolution of any disputes or claims arising under this Agreement which are not resolved by arbitration.

(g) Severability. The invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in this Agreement.

(h) Headings. The Section headings are for convenience only and shall not affect the meaning of the provisions contained in this Agreement.

(i) Counterparts. This Agreement may be executed by either of the parties hereto in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

/s/ T.P.C.
T.P.C. (initial)

(j) Entire Agreement. This Agreement and any Exhibits attached hereto (all of which are incorporated herein by reference) constitute the entire agreement and understanding by and between Employee and Company with respect to the subject matter hereof and supersede all prior oral or written communications, proposals, representations, warranties, covenants, understandings or agreements between Employee and Company relating to the subject matter of this Agreement.

THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY/LAWYER PRIOR TO ITS EXECUTION HAS BEEN MADE AVAILABLE TO EMPLOYEE. EMPLOYEE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE TERMS OF THIS AGREEMENT.

IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement as of the day and year first above written.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and Chief Executive Officer

EMPLOYEE

/s/ Thomas P. Clinton
Thomas P. Clinton

/s/ T.P.C.
T.P.C. (initial)